UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549 ______________________

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 24, 2009 GENESIS SOLAR CORPORATION (Name of registrant as specified in its charter)

Colorado	2-87052-D	84-0194754
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

6400 South Fiddler’s Green Circle, Suite 1840 Greenwood Village, CO Address of principal executive offices

303-758-1357 Telephone number, including Area code

Cogenco International, Inc. Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by checkmark whether registrant is a shell company as defined in Rule 12b-2 of the Exchange Act:     Yes    XX      No ___

Item 1.01 – Entry Into a Material Definitive Agreement

     On November 24, 2009 Cogenco International Inc. (“Cogenco”) entered into an amendment (the “Amendment”) to the earlier (July 24, 2009) Stock Purchase Agreement (the “SPA”) with Genesis Energy Investments PLC (“GEI Plc”). Although dated July 24, 2009, the SPA was not executed and delivered (and therefore did not become effective or binding) until August 11, 2009. This was originally reported in Cogenco’s Form 10-Q for the quarter ended June 30, 2009, filed with the Securities and Exchange Commission on August 14, 2009.

     GEI Plc is an Hungarian entity operating as a public company whose common stock is traded on the Budapest Stock Exchange. As previously disclosed in reports filed with the Securities and Exchange Commission, in April 2009 Cogenco and GEI Plc entered into a Memorandum of Understanding regarding Cogenco’s potential acquisition of GEI Plc’s entire interest in Genesis Solar España, S.L. (“GSE”), Genesis Solar Singapore Pte. Ltd. (“GSS”), and a third subsidiary, Genesis Solar Hungary Kft (“GSH”). Although the SPA imposes certain obligations on the parties, and contemplates the parties taking certain actions prior to and after the closing, as further described in this report, the closing of the transaction remains subject to a number of conditions precedent and Cogenco cannot offer any assurance that the transaction will be completed.

     In the Amendment, Cogenco and GEI Plc waived certain conditions precedent to Cogenco’s acquisition of GSE and GSS, and waived Cogenco’s obligation to buy and GEI Plc’s obligation to sell the GSH Shares, and instead provide Cogenco an option to purchase the GSH Shares (the “GSH Option”). In addition, Cogenco and GEI Plc agreed to extend the anticipated closing date until March 1, 2010 to provide more time for the due diligence and financing process. The material terms of the SPA as amended are described below.

Acquisition of Equity Interests

     Pursuant to the SPA as amended, Cogenco has agreed to purchase Genesis Energy’s entire equity interest it now owns, or will own, at the closing of the transaction in the following entities:

  GSE, a Spanish entity that is in the process of planning, financing and building a plant in Spain to manufacture hi-tech solar panels using thin film technology which has acquired real estate and is substantially advanced in the permitting process for the manufacturing plant to be located near Cádiz, Spain; and
  GSS, a corporation formed under the laws of Singapore that is also in the process of planning, financing and building a plant to manufacture high- tech solar panels using thin film technology in Singapore.
     GEI Plc owns, or will own, at the closing of the transaction, 100% of the equity interest in GSE, as well as 100% of the equity interest in GSS. GEI Plc has agreed that it will use its best efforts to acquire any outstanding equity interest in GSE and GSS that it does not currently own.

Consideration

     In consideration for acquiring the shares of the Acquired Companies Cogenco has agreed to issue GEI Plc a total of 9,336,493 shares of its restricted common stock and one share of a series of its Series A preferred stock that will be created to effect the transaction. The parties have agreed that once created and issued the one share of Series A preferred stock will have the right to appoint one person to Cogenco’s Board of Directors so long as that appointee meets certain qualifications. The share of Series A preferred stock would later be redeemable by Cogenco for $1.00 if GEI Plc directly owns fewer than 6,000,000 shares of Cogenco common stock. The share of Series A preferred stock would not have any other economic rights. The increase in the number of shares of Cogenco common stock to be issued by GEI Plc as a result of the Amendment was consideration for the various waivers that GEI Plc gave to Cogenco and for the extension of time.

     As of the date of this report, no shares of Cogenco common stock or preferred stock have been issued to GEI Plc pursuant to the SPA and no shares of Cogenco will be issued until the closing of the transaction. Further, Cogenco has not created the series of preferred stock contemplated by the SPA and does not intend to do so until shortly before the closing of the transaction.

Conditions Precedent; Closing

     As reported earlier, the SPA set forth a number of conditions that, unless later waived or modified by the parties, must be met at or before the closing date for each party to be obligated to close the transaction. Certain of these obligations were modified or waived as a result of the Amendment. As a result of the Amendment, the remaining material obligations include that the total number of shares of Cogenco common stock to be issued to GEI Plc at the closing must represent at least 40% of Cogenco’s then outstanding common stock and voting power.

     GEI Plc will provide disclosure to Cogenco of any exceptions to its representations and warranties in a disclosure letter to be delivered not later than 60 days after signatures to the Amendment. The disclosure letter must be acceptable to Cogenco at that time. In addition, Cogenco expects to continue its due diligence investigation into the three GEI Plc subsidiaries, although Cogenco requires additional financing to be able to do so as intended.

     Unless the parties later agree otherwise the SPA provides that the closing of the transaction will occur at the earlier of March 1, 2010 or the termination of any applicable waiting period required under U.S. antitrust laws. At the closing Cogenco has agreed to deliver to GEI Plc a total of 9,336,493 shares of its common stock and one share of its to-be-created Series A preferred stock.

     In addition to delivering the equity interests in GSE and GSS, as a condition to closing GEI Plc has agreed that it will execute certain other agreements, including a release whereby, among other things, it would release any and all potential legal claims it then has against Cogenco.

GSH Option Agreement

     In consideration for certain of the changes to the SPA, GEI Plc granted Cogenco an option (the “Option”) to purchase its entire interest in GSH for a total of 10,000 shares of Cogenco restricted common stock. Cogenco may not exercise the option unless it has completed its obligations under the SPA, as amended. The option will expire unless exercised on or before March 31, 2012.

Representations and Warranties; Covenants

     As part of the SPA and the Option, both GEI Plc and Cogenco made certain representations and warranties to each other. Included in its representations and warranties GEI Plc made standard certain representations regarding certain issues and facts, such as its (and GSE’s, GSS’ and, in the Option, GSH’s) operations, capital structure, intellectual property, assets, operations, and financial records.

Amount of Spanish Subsidies Commitment

     The original SPA contained significant provisions regarding an expected €20,000,000 “Spanish Subsidies Commitment” – a commitment by the Spanish government and local and provincial governments in Spain to finance GSE. Inasmuch as GSE has received funds for a portion of the Spanish Subsidies Commitment, Cogenco determined it was appropriate to delete the condition precedent in consideration of GEI Plc deleting certain conditions precedent imposed on Cogenco, including minimum capitalization and other restrictions included in the original SPA.

Termination

     The SPA, as amended, can be terminated by either party in certain situations, including if there is a material breach of the SPA or the transaction has not closed by March 31, 2010. Additionally, each party can terminate the SPA if all conditions precedent to the transaction have not either been met or waived by the parties, or if those conditions become impossible to meet (including each party’s representations, warranties and covenants).

Related Party Transactions

     GEI Plc is an affiliate of Genesis Capital Management Ltd (“GCM Ltd”) which, through its control of Genesis Investment Fund Ltd, is a significant Cogenco shareholder. As of October 31, 2009 GCM Ltd directly or indirectly held approximately 85% of Cogenco’s outstanding common stock. In addition, GCM Ltd owes certain funds to both of Cogenco and GEI Plc, which repayments will be made in full if the transactions contemplated by the SPA are completed.

     GEI Plc and its agents have incurred an obligation to an affiliate of David Brenman, Cogenco’s President, through a previous agreement. Pursuant to that agreement GEI Plc is required to deliver to Mr. Brenman up to 277,879 shares of Cogenco’s common stock upon, or immediately after, the closing of the transaction contemplated by the SPA. The total amount of shares to be delivered to Mr. Brenman will be based on the actual amount of Cogenco’s capitalization on the closing date of the transaction and will be reduced on a pro-rata basis to the extent that Cogenco’s book value is then less than $50 million.

Other Provisions

     Among the other provisions in the SPA and the Option, subject to certain conditions, both GEI Plc and Cogenco have agreed to indemnify each other for certain damages that could arise from the SPA or the Option, and the transaction each contemplates.

     Further, the SPA and the Option contain other provisions that are commonly contained in agreements of this nature, such as confidentiality provisions and obligations on the parties to execute any other agreements or documents necessary to complete their obligations set forth in the SPA and the Option.

No Assurances as to Closing

     As noted above the transaction contemplated by the SPA as amended is subject to a number of conditions including Cogenco being able to complete its due diligence and legal compliance, both of which require that Cogenco obtain a significant amount of additional finance. In addition, completion of the transactions are subject to satisfactory due diligence and each party meeting or waiving certain conditions precedent. In order for Cogenco to meet its obligations under the conditions precedent, Cogenco will have to raise a significant amount of additional capital, the availability of which cannot be assured. There can be no assurance that Cogenco will be able to meet the conditions precedent to its contemplated acquisition, or that if Cogenco does meet the conditions precedent that Cogenco will be able to complete the acquisition or the pre and post closing actions that the SPA, as amended, contemplates. In addition, there are many other issues involved in the transaction, including coordinating international legal requirements, international operations, and the significant expense of international communications and travel.

Item 5.03 – Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

     On November 23, 2009, Cogenco’s board of directors authorized the filing of articles of amendment to Cogenco’s articles of incorporation changing Cogenco’s name to Genesis Solar Corporation as approved by the shareholders at the March 30, 2009, meeting. Amended and Restated Articles of Incorporation were filed were filed with the Colorado Secretary of State on November 25, 2009, with an effective date of December 7, 2009. The only amendment to the Articles of Incorporation from those filed on March 30, 2009 (as reported in a Form 8-K filed on April 2, 2009) was the name change. All other provisions remained as previously stated.

Item 9.01 – Financial Statements and Exhibits

(c)	Exhibits

3.1	Amended and Restated Articles of Inc.

10.1	Amendment No. 1 dated November 24, 2009, to Stock Purchase Agreement dated July 24, 2009

10.2	Stock Option Purchase Agreement dated November 24, 2009

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 30th day of November 2009.

Cogenco International, Inc.

By: _/s/ David W. Brenman
David W. Brenman
President